Exhibit 99.1

RTI International Metals, Inc. Announces 2013 Second Quarter Preliminary Financial Results

Reaffirms Full Year Sales, Operating Income and Titanium Shipment Guidance

PITTSBURGH--(BUSINESS WIRE)--July 30, 2013--RTI International Metals, Inc. (NYSE: RTI), today provided preliminary financial results for the 2013 second quarter ending June 30, 2013; and reaffirmed its full year sales, operating income and titanium shipment guidance. In addition, RTI said continued favorable end-market dynamics, and the Company’s emphasis on continued process improvement, keep it on track to achieve improved operational performance in the second half of the year.

Preliminary 2013 Second Quarter Financial Highlights

  Preliminary 2013 second quarter net sales were $197.6 million, excluding an $18.2 million positive impact of a change in the Company’s contract accounting revenue recognition policy, compared to net sales of $182.3 million reported in the second quarter of 2012.
  Preliminary operating income was $20.4 million in the second quarter of 2013, including the impact of approximately $8.1 million of excess duty drawback recoveries and a $0.4 million operating loss associated with the revenue recognition policy change, compared to $11.2 million reported in the second quarter of 2012.
  The preliminary results for the 2013 second quarter were impacted by a $13.7 million pre-tax charge related to the early extinguishment of long-term convertible debt.
  Second quarter 2013 titanium mill product shipments were 4.1 million pounds at an average realized price of $19.57 per pound, compared to 4.3 million pounds at an average realized price per pound of $19.00 for the same period last year.
  Boeing 787 seat track deliveries reached a 7 ship set per month run rate at quarter end.

Preliminary 2013 Second Quarter and First Half Financial Summary

The Company has undertaken a review of its revenue recognition accounting policy related to certain energy market projects and, as a result of this on-going review, it has concluded that a different revenue recognition model will be required for certain of these projects. This differs from the Company’s current revenue recognition model and will result in a change in the timing of when revenue and related costs are recognized. This change will have no impact on total contract revenues, profitability, or cash flows. The cumulative effect of this accounting change resulted in an increase in net sales of approximately $18.2 million and an offsetting adjustment to cost of sales of approximately $18.6 million. This adjustment was recorded in the second quarter of 2013 and resulted in a pre-tax operating loss impact of approximately $0.4 million.

As the Company’s review of its revenue recognition policies is not yet complete, including evaluating the impact of this change on historical results, the Company has characterized these results as “preliminary.” The Company expects to complete this review and report final results in its Quarterly Report on Form 10-Q for the three months ended June 30, 2013.

For the second quarter of 2013, RTI indicated that preliminary net income from continuing operations was $1.4 million, or $0.05 per diluted share, on preliminary net sales of $215.8 million and preliminary operating income of $20.4 million. For the second quarter of 2012, RTI reported net income from continuing operations of $4.7 million, or $0.15 per diluted share, on net sales of $182.3 million and operating income of $11.2 million.

Second quarter 2013 preliminary net sales of $215.8 million include the impact of the change in the Company’s contract accounting revenue recognition policy in the amount of $18.2 million.

Second quarter 2013 preliminary operating income of $20.4 million includes a $0.4 million operating loss associated with the revenue recognition policy change and import duty cost recoveries, collected under the Company’s duty drawback program, in an amount that exceeded RTI’s expected normalized run rate for quarterly duty cost recoveries by $8.1 million. These import duty cost recoveries were received earlier in the year than expected.

Second quarter 2013 interest expense was $20.7 million compared to $4.2 million in last year’s second quarter. Interest expense for the second quarter of 2013 includes a previously disclosed $13.7 million early extinguishment of debt charge related to the repurchase of a portion of the Company’s 3.000% Convertible Senior Notes due 2015, as well as interest expense from the $402.5 million of 1.625% Convertible Senior Notes due 2019 issued in April and from the $114.4 million of 3.000% Convertible Senior Notes due 2015 that remain outstanding.

Preliminary second quarter 2013 provision for income taxes provides a tax benefit of $1.0 million compared to income tax expense of $2.9 million reported in the same period a year ago. The preliminary second quarter 2013 provision for income taxes includes a $1.4 million income tax benefit related to the release of certain liabilities for uncertain tax positions as a result of the effective settlement of prior year filed returns.

For the six months ended June 30, 2013, RTI’s preliminary net sales were $403.3 million, compared to net sales of $336.9 million reported for the same period a year ago. First half preliminary 2013 operating income was $32.5 million and preliminary net income from continuing operations was $6.9 million, or $0.23 per diluted share, compared with operating income of $23.3 million and net income from continuing operations of $9.8 million, or $0.32 per diluted share reported for the first six months of 2012.

Estimated backlog at the end of the 2013 second quarter was approximately $560 million as compared to backlog of $569 million at the end of the 2013 first quarter.

Segment Results

As previously announced, the Company has changed its reporting structure into two business segments: the Titanium Segment (combining the Company’s former Titanium and Distribution Groups) and the Engineered Products and Services Segment (the Company’s former Fabrication Group). Prior year amounts have been reclassified to conform to the current year presentation.

Titanium Segment

For the second quarter of 2013, the Titanium Segment reported operating income of $17.3 million on net sales of $85.1 million, compared to 2012 second quarter operating income of $8.8 million on net sales of $95.5 million. The $10.4 million decline in net sales was primarily due to lower prime mill product shipments, which were partially offset by higher selling prices, and lower sales to European commercial aerospace customers as a result of customer order timing in 2012. Lower shipments to non-titanium specialty metals market customers also contributed to the lower sales. The $8.5 million increase in operating income was primarily due to $6.8 million of import duty drawback recoveries in the current year second quarter, and modestly improved operational performance across the segment.

During the first six months of 2013, the Titanium Segment posted operating income of $28.3 million on net sales of $184.0 million compared to operating income of $20.6 million on net sales of $184.7 million during the same period a year ago.

Titanium mill product shipments for the 2013 second quarter were 4.1 million pounds at an average realized price of $19.57 per pound, compared to titanium mill product shipments of 4.3 million pounds in the second quarter of 2012 at an average realized price of $19.00 per pound.

Titanium mill product shipments for the first half of 2013 were 8.4 million pounds at an average realized price of $19.46 per pound, compared to titanium mill product shipments of 8.5 million pounds during the same period a year ago at an average realized price of $19.20 per pound.

Engineered Products and Services Segment

For the second quarter of 2013, the Engineered Products and Services Segment indicated that preliminary operating income was $3.1 million on preliminary net sales of $130.7 million, compared to operating income of $2.5 million on net sales of $86.8 million reported for the same period last year. Excluding the $18.2 million impact of the change in the Company’s contract accounting revenue recognition policy, the increase in preliminary net sales for the segment was due primarily to higher commercial aerospace, energy, and defense market volumes. The preliminary $0.6 million year-over-year increase in operating income was primarily attributable to higher gross profit driven by higher Boeing 787 seat track ship set deliveries and $2.8 million of import duty drawback recoveries, partially offset by increased production costs and higher selling, general & administrative costs attributable to segment restructuring. Second quarter 2013 preliminary operating income also includes the $0.4 million operating loss associated with the revenue recognition policy change.

During the first six months of 2013, the Engineered Products and Services Segment indicated that preliminary operating income was $4.3 million on preliminary net sales of $219.3 million compared to operating income of $2.8 million on net sales of $152.1 million reported for the same period a year ago.

CEO Comment

“Notwithstanding the recent and ongoing review of our revenue recognition policy with regard to certain energy market projects, RTI’s second quarter results highlight the top-line performance we expect to deliver as our markets remain strong and our position in those markets continues to improve. Operationally, we experienced modest improvement year-over-year, and we again realized earlier-than-expected receipt of import duty recoveries,” said Dawne Hickton, Vice Chair, President and CEO of RTI. “Based on our year-to-date results, and our continued expectation for improved profitability from our core operating activities in the second half of the year, we are reaffirming our previously announced 2013 full year guidance. These include our expectation for total mill product shipments approaching 16.5 million pounds, sales approaching and possibly exceeding $775 million, and operating income in the range of $65 million to $75 million.”

“From a business development perspective, the second quarter was meaningfully active. We continued to build on our positioning as an advanced titanium engineering, precision machining and fabrication source of supply. This was evidenced by our recently announced long-term agreements to supply rotor-quality mill product to Pratt & Whitney – our EB furnace engine launch customer – for their latest line of advanced engines, and to extend and enhance our relationship with Bombardier to provide fabricated parts and assemblies on current and new aircraft platforms. In addition, our pipeline of opportunities for new business continues to improve, particularly in our commercial aerospace and energy markets,” concluded Ms. Hickton.

Conference Call Information

To participate in today's 11:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 866-813-5647 or (International) 847-619-6249 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available approximately one hour after the conference ends and will remain accessible through Tuesday, August 13, 2013. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3531 0465#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, the completion of the review of our revenue recognition accounting policy related to certain energy market contracts, the materiality of the effect of any accounting policy change on prior periods, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013 (1)	2012	2013 (1)	2012

Net sales	$215,796	$182,309	$403,266	$336,878
Cost and expenses:
Cost of sales	171,814	147,310	321,195	267,855
Selling, general, and administrative expenses	22,641	22,678	47,549	43,511
Research, technical, and product development expenses	982	1,104	1,983	2,169
Operating income	20,359	11,217	32,539	23,343
Other income	700	570	1,259	302
Interest income	50	33	81	115
Interest expense	(20,693)	(4,209)	(25,489)	(8,487)

Income before income taxes	416	7,611	8,390	15,273
Provision for (benefit from) income taxes	(998)	2,901	1,472	5,509
Net income attributable to continuing operations	1,414	4,710	6,918	9,764
Net income (loss) attributable to discontinued operations	(307)	453	(156)	1,024
Net income	$1,107	$5,163	$6,762	$10,788

Earnings per share attributable to continuing operations:
Basic	$0.05	$0.16	$0.23	$0.32
Diluted	$0.05	$0.15	$0.23	$0.32

Earnings (loss) per share attributable to discontinued operations:
Basic	$(0.01)	$0.01	$(0.01)	$0.03
Diluted	$(0.01)	$0.01	$(0.01)	$0.03

Weighted-average shares outstanding:
Basic	30,306,545	30,126,774	30,266,584	30,107,998
Diluted	30,432,874	30,222,380	30,479,476	30,215,503

(1) Preliminary.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

		Six Months Ended June 30,
		2013 (1)	2012
Cash provided by (used in) operating activities (including depreciation and
	amortization of $21,753 and $18,957 for the six months ended
	June 30, 2013 and 2012, respectively)	$619	$(14,209)

Cash used in investing activities (2)		(137,481)	(43,763)

Cash provided by (used in) financing activities (3)		271,234	(763)

	Effect of exchange rate changes on cash and cash equivalents	(129)	1,418

	Increase (decrease) in cash and cash equivalents	134,243	(57,317)
	Cash and cash equivalents at beginning of period	97,190	156,842
	Cash and cash equivalents at end of period	$231,433	$99,525

(1)	Preliminary.

(2)	Includes cash used for the purchase of available-for-sale investments of $128,291 in 2013 and the
	purchase of Remmele Engineering, Inc. for $185,633 and net cash provided by the sale of
	available-for-sale investments of $176,809 in the prior year.

(3)	Includes $402,500 in proceeds from the issuance of the Company's 1.625% Convertible Senior Notes
	due 2019, offset by the repurchase of a portion of the Company's 3.000% Convertible Senior Notes
	due 2015, through individually negotiated, private transactions, of which $119,917 is classified as
	financing activity.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013 (1)	2012	2013 (1)	2012
Net sales:
Titanium Segment	$85,143	$95,474	$184,003	$184,745
Intersegment sales	25,348	21,860	41,618	43,933
Total Titanium Segment sales	110,491	117,334	225,621	228,678

Engineered Products and Services Segment	130,653	86,835	219,263	152,133
Intersegment sales	17,196	22,048	33,039	42,643
Total Engineered Products and Services
Segment sales	147,849	108,883	252,302	194,776

Eliminations	42,544	43,908	74,657	86,576
Total consolidated net sales	$215,796	$182,309	$403,266	$336,878

Operating income:
Titanium Segment before corporate allocations	$21,800	$13,367	$37,687	$30,922
Corporate allocations	(4,511)	(4,605)	(9,411)	(10,330)
Total Titanium Segment operating income	17,289	8,762	28,276	20,592

Engineered Products and Services Segment
before corporate allocations	8,191	6,457	15,066	9,981
Corporate allocations	(5,121)	(4,002)	(10,803)	(7,230)
Total Engineered Products and Services Segment operating income	3,070	2,455	4,263	2,751

Total consolidated operating income	$20,359	$11,217	$32,539	$23,343

(1) Amounts related to the Engineered Products and Services Segment are preliminary.

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, 412-893-0084
Director – Investor Relations
dcrookshank@rtiintl.com